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                                                                    EXHIBIT 23.2



                       CONSENT OF INDEPENDENT ACCOUNTANTS

         We consent to the inclusion in this registration statement on Form SB-2 of our report dated February 20, 1998 which includes an explanatory paragraph on Objective Communications, Inc.'s (a development stage enterprise) ability to continue as a going concern, on our audits of the financial statements of Objective Communications, Inc. as of December 31, 1997 and 1996, and for each of the three years in the period ended December 31, 1997 and for the period October 5, 1993 (date of inception) to December 31, 1997, which report is included in Objective Communications, Inc. Annual Report on Form 10-KSB. We also consent to the reference to our firm under the caption "Experts."


                           PricewaterhouseCoopers LLP



Boston, MA
February 16,  1999